Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.01, of Special Diversified Opportunities, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: October 28, 2015

B. RILEY & CO., LLC

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Chairman

/s/ Bryant R. Riley
BRYANT R. RILEY